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                                                                      Exhibit 11

                            MORROW SNOWBOARDS, INC.

                        COMPUTATION OF INCOME PER SHARE

                                                                                      Years Ended December 31,
                                                                                ------------------------------------
                                                                                      1996         1995         1994
                                                                                ------------------------------------
Net income attributable to primary earnings per share (1)                       $ 2,147,000   $  544,000   $  333,000
                                                                                ===========   ==========   ==========
Net income attributable to fully diluted earnings per                           $ 2,147,000   $  545,000   $  341,000
 share (2)                                                                      ===========   ==========   ==========

Weighted average number of common shares outstanding                             5,758,270    3,064,192    2,592,411
Common equivalent shares from stock options and warrants                           171,404      361,466      207,654
 outstanding whose effect is dilutive (using the treasury
 stock method)

Common equivalent shares for stock options and convertible                               -      511,214      615,884
 debentures issued within twelve months of the  initial public offering and whose exercise or conversion  price is below
 the estimated initial public offering price (treasury stock
 method used for stock options)                                                 __________   __________   __________

Total shares for primary earnings per share                                      5,929,674    3,936,872    3,415,949

Shares attributable to other convertible debt and common                           100,801      225,966       37,480
 equivalent shares for stock options and warrants on a
 fully diluted basis (treasury stock method using year end
 stock price)                                                                   _________    _________    _________

Total shares for fully diluted earnings per share                                6,030,475    4,162,838    3,453,429
                                                                                ==========   ==========   ==========
Primary income per share                                                        $     0.36   $     0.14   $     0.10
                                                                                ==========   ==========   ==========
Fully diluted income per share                                                  $     0.36   $     0.13   $     0.10
                                                                                ==========   ==========   ==========
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(1)  Net earnings attributable to primary earnings per share for 1995 are adjusted for interest relating to convertible debentures issued within twelve months of the initial public offering.

(2) Net earnings attributable to fully diluted earnings per share is adjusted for interest relating to the Company's convertible debt.